FOR IMMEDIATE RELEASE

Media: Jon Harris, +1.630.598.8661
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE ANNOUNCES $500 MILLION ACCELERATED SHARE REPURCHASE AND
UPDATES EARNINGS GUIDANCE TO REFLECT THIS ACTION

•	Initiated first $500 million of $2.5 to $3.0 billion share repurchase plan

•	Repurchase expected to add $0.02 to fiscal 2010 earnings per share

•	Tax provision for repatriation expected to result in an $(0.80) per share charge

•	Currency hedges put in place to protect anticipated value of Household & Body Care proceeds

DOWNERS GROVE, Ill. (Mar. 2, 2010) – Sara Lee Corp. (NYSE: SLE) today announced it has initiated an accelerated share repurchase program under which it will repurchase $500 million of common stock. The repurchase is part of its recently announced capital plan under which the company intends to buy back $2.5 to $3.0 billion of stock over a three year period, with $1.0 to $1.3 billion to be repurchased in calendar year 2010. As a result of the repurchase, the company’s shares outstanding will be reduced from 697 million to approximately 661 million.

Sara Lee also announced today that it has hedged €1.6 billion of the proceeds anticipated to be generated by the divestiture of its Household & Body Care (H&BC) business at a euro-dollar rate of $1.35 per euro. To date, the company has announced binding agreements to sell its Body Care business to Unilever for €1.275 billion and its Air Care business to Proctor & Gamble for €320 million. The company continues to work toward the sale of the remaining parts of the business, Insecticides and Shoe Care.

“We recently announced our intention to use the H&BC proceeds and cash on hand to aggressively repurchase shares,” said Sara Lee Corp. chairman and chief executive officer Brenda C. Barnes. “Today’s announcement reflects our commitment to act swiftly and create value for our shareholders. At the same time, our actions to hedge the euro-dollar rate will protect the value of the proceeds from the sale of H&BC.”

Additional information about the accelerated share repurchase
The company’s share repurchases will be made through an accelerated share repurchase contract with Goldman, Sachs & Co., which is expected to be in effect for the next three to five months. During this time, Sara Lee cannot repurchase shares in the open market. The accelerated share repurchase contract is subject to a final adjustment upon completion, which may impact the total dollar amount expended or the number of shares acquired. Sara Lee has filed a Form 8-K with the Securities and Exchange Commission describing the accelerated share repurchase contract in more detail. The Form 8-K can be accessed in the Investor Relations section (Financial/SEC Information page) on www.saralee.com.

Updated Earnings Per Share (EPS) guidance
Solely as a result of the accelerated share repurchase and a one-time charge, Sara Lee is updating EPS guidance. The accelerated repurchase reduces the company’s shares outstanding on a weighted average basis over the course of fiscal 2010 and is expected to add $0.02 per share to EPS. The company also anticipates taking a one-time $550 million book charge, or $(0.80) per share, to provide for taxes on the deemed repatriation of both existing overseas cash and the book value of the H&BC business.

After the H&BC deals have closed, additional tax charges on the repatriation of the gains on the transactions are likely, though at this time the size and timing of these charges have not been determined and are therefore not reflected in the updated guidance below. Sara Lee confirms the other elements of the company’s guidance (excluding the elements set forth below) previously provided on February 4, 2010.

	Fiscal 2010
All amounts in U.S. dollars per share	Guidance (1)	Fiscal 2009
Total diluted EPS	0.58 – 0.63	0.52
Diluted EPS from continuing operations	0.79 – 0.82	0.31

Diluted EPS from discontinued operations	(0.21) – (0.19)	0.21

Contingent sale proceeds	0.19	0.21

Total significant items (2)	(0.63)	(0.51)

Significant items related to continuing operations	(0.15)	(0.51)

Significant items related to discontinued operations	(0.48)	(0.01)

Adjusted EPS (2)(3)	1.02 – 1.07	0.82

Adjusted EPS from continuing operations	0.75 – 0.78	0.61

Adjusted EPS from discontinued operations	0.27 – 0.29	0.22

(1)	Fiscal 2010 has an extra, 53rd week.

(2)	Amounts are rounded and may not add to the total.

(3)	“Adjusted EPS” and other “adjusted” financial measures are explained at the end of this release.

Additional information about currency hedges
The company has hedged the euro-dollar exchange rate at $1.35 per euro. These hedges have been structured as third party forward currency contracts that should have an immaterial impact on the company’s income statement. These contracts will be settled in cash as they expire beginning in July 2010. The proceeds from the H&BC transaction will be recorded on the company’s Statement of Cash Flows as Cash from Investing Activities while any hedging gains or losses will be reported as Cash from Operations.

About Sara Lee Corporation
Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate almost $13 billion in annual net sales covering approximately 180 countries. The Sara Lee community consists of 41,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

Forward-Looking Statements
This release contains forward-looking statements regarding Sara Lee’s business prospects and future financial results, including statements contained under the heading “Updated Earnings Per Share (EPS) guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•	Sara Lee’s share repurchase and other capital plans, such as (i) future opportunities that the Board may determine present greater potential value to shareholders than the current capital plans and targets, including without limitation potential acquisitions, joint ventures or other corporate transactions, and investments in Sara Lee’s business; (ii) future operating or capital needs that require a more significant outlay of cash than currently anticipated; or (iii) future changes in facts or circumstances that may impact the anticipated accounting treatment described in this press release or other public disclosures;

•	Sara Lee’s relationship with its customers, such as (iv) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (v) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	The consumer marketplace, such as (vi) significant competition, including advertising, promotional and price competition; (vii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (viii) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (ix) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (x) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•	Sara Lee’s international operations, such as (xi) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro; (xii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations, share repurchase plans and corporate costs; (xiii) the impact on Sara Lee’s business of its receipt of binding offers to purchase a large portion of its H&BC business, its intent to divest the remainder of that business and the scope, timing and possibility of non-completion of such divestitures; and (xiv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•	Previous business decisions, such as (xv) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (xvi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xvii) credit ratings issued by the three major credit rating agencies, the impact of Sara Lee’s capital plans and targets on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (xviii) Sara Lee’s plan to refinance significant outstanding indebtedness in the next two years and the impact of potential changes in the credit environment; (xix) Sara Lee’s plan to repurchase a significant amount of its common stock and the impact of such repurchases on its earnings, cash flow and credit ratings; (xx) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xxi) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Financial Measures
Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); tax costs and benefits resulting from the disposition of a business; impact of tax law changes; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items and the receipt of contingent sale proceeds. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following is an explanation of the non-GAAP financial measures presented in this release.

“Adjusted EPS” excludes from diluted EPS, as reported for total Sara Lee and from continuing operations, as indicated, the per share impact of significant items and the per share impact of the contingent sale proceeds recognized in the fiscal period presented, and excludes from diluted EPS, as reported from discontinued operations the per share impact of significant items recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS for continuing operations or Adjusted EPS from discontinued operations.

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